EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES

IMPROVED FOURTH QUARTER AND FULL YEAR 2010 RESULTS

(Fort Smith, Arkansas, February 3, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) today announced a fourth quarter 2010 net loss of $3.1 million, or $0.12 per share, compared to a fourth quarter 2009 net loss of $88.7 million, or $3.54 per share.  The fourth quarter 2009 results included charges for goodwill impairment of $2.55 per share and supplemental pension settlements of $0.11 per share.  Excluding those charges, Arkansas Best had a fourth quarter 2009 net loss of $22.1 million, or $0.88 per share.

“Arkansas Best’s fourth quarter and full year results compared to last year reflect improvement associated with increased business levels and an LTL pricing environment that began improving in the fall,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “The progress we have made this year is evidence of our team’s diligence in maintaining our core principles of selling value and delivering it safely and efficiently.  Our steady management and consistent actions have put us in a better position for the future.  As we move into a new year we must work hard to achieve our goal of returning to healthy profitability levels through consistent business growth and improved account pricing.”

Arkansas Best Corporation

Results of Operations

Fourth Quarter 2010

•     Revenue of $441.1 million, a per day increase of 18.7% over the prior year quarter of $371.6 million

•     Net loss of $0.12 per share compared to a net loss of $0.88 per share, excluding goodwill impairment and pension settlement charges, in the prior year quarter

•     Includes $0.05 per share costs for legal and advisory fees associated with ABF’s union contract and litigation compared to prior year fourth quarter legal costs of $0.01 per share

•     Includes $0.04 per share alternative fuels tax credit benefit on ABF’s use of propane compared to prior year quarter alternative fuels tax credit of $0.01 per share

Full Year 2010

•     Revenue of $1.66 billion, a per-day increase of 12.3% over 2009 revenue of $1.47 billion

•     Net loss of $1.30 per share compared to a net loss of $2.46 per share, excluding goodwill impairment and pension settlement charges, in 2009

•     Includes $0.12 per share costs for legal and advisory fees associated with ABF’s union contract and litigation compared to prior year legal costs of $0.02 per share

•     Both 2010 and 2009 include a $0.04 per share alternative fuels tax credit benefit on ABF’s use of propane

Capital Expenditures

•      Total net capital expenditures

•      2010 — $42 million, including approximately $31 million of revenue equipment

•      2011 — estimated range of $65 million to $85 million

•      The low-end of this range includes revenue equipment of approximately $47 million.  The increase compared to last year reflects planned purchases of 35 more tractors and 400 more trailers, most all of which are replacements.  In addition, tractor and trailer unit costs have increased.

•      The remainder of expected capital expenditures includes the costs of other equipment, real estate and technology.

•      The high-end of this range reflects the flexibility of adding more trailers as business levels dictate.

•      Depreciation and amortization

•      2010 — $72 million

•      2011 — estimated range of $70 million to $75 million

ABF Freight System, Inc.®

Results of Operations

Fourth Quarter 2010

•      Revenue of $410.9 million compared to $347.7 million in fourth quarter 2009, a per-day increase of 18.2%

•      Tonnage per day increase of 14.8% versus fourth quarter 2009

•      Total billed revenue per hundredweight of $24.15 compared to $23.58 in fourth quarter 2009, an increase of 2.4%.  This measure increased 3.3% compared to the third quarter 2010 figure of $23.38.

•      Operating loss of $7.4 million compared to an operating loss of $32.4 million, excluding goodwill impairment and pension settlement charges, in fourth quarter 2009

•      Operating ratio of 101.8% compared to an operating ratio of 109.3%, excluding goodwill impairment and pension settlement charges, in fourth quarter 2009

•      Costs for legal and advisory fees associated with ABF’s union contract and litigation increased the operating ratio by 0.5% compared to a 0.1% increase in the prior year fourth quarter

Full Year 2010

•      Revenue of $1.53 billion compared to $1.38 billion in 2009, a per-day increase of 10.5%

•      Tonnage per day increase of 11.2% versus 2009

•      Total billed revenue per hundredweight of $23.68 compared to $23.81 in 2009, a decrease of 0.5%

•      Operating loss of $58.1 million compared to a 2009 operating loss of $99.9 million, after excluding goodwill impairment and pension settlement charges

•      Operating ratio of 103.8% compared to an operating ratio of 107.2%, excluding goodwill impairment and pension settlement charges in 2009

•      Costs for legal and advisory fees associated with ABF’s union contract and litigation increased the operating ratio by 0.3% compared to a 0.1% increase in the prior year

“During the 2010 period of modest economic improvement, ABF experienced year-over-year increases in monthly tonnage, even as prior year comparisons became more challenging,” said Ms. McReynolds.  “This improvement resulted from the efforts of ABF employees in providing a superior level of service to both existing customers and customers who were new to ABF.  In addition, some level of pricing rationality has returned to the LTL marketplace.  Several positive signs indicate that industry pricing is improving and is moving toward a more appropriate level.  At the beginning of October, ABF implemented a general rate increase of 5.9%, the second general rate increase of 2010.  Through the end of January 2011, this October general rate increase was holding well, thus positively influencing ABF’s revenue and its bottom line.  In addition, ABF is benefiting from its consistent approach to account pricing as shippers once again seek the superior value that we offer,” said Ms. McReynolds.

Legal Update

As previously announced, on January 18, 2011, ABF filed a notice of appeal to the U.S. Court of Appeals for the Eighth Circuit regarding a December 20, 2010 decision dismissing, for lack of subject matter jurisdiction, a lawsuit filed by ABF in November 2010.  ABF’s lawsuit was filed against the International Brotherhood of Teamsters (“IBT”) and various other parties seeking to declare modifications to the National Master Freight Agreement (“NMFA”) null and void and seeking payment for damages associated with three modifications of the NMFA that were exclusively granted to the YRC subsidiaries in 2009 and 2010.  Approximately 75% of ABF’s employees are covered under the NMFA.  ABF believes it is an equal signatory to the NMFA which, as a national collective bargaining agreement, is designed to establish a single national standard for wages and other employment terms for all employers who are parties to the agreement.

In response to motions filed by the parties, the Eighth Circuit has issued a revised briefing schedule.  ABF’s opening appellant brief is due to the court on February 18.

Conference Call

Arkansas Best Corporation will host a conference call with company executives to discuss the 2010 fourth quarter and full year results.  The call will be today, Thursday, February 3, at Noon ET (11:00 a.m. CT).  Interested parties are invited to listen by calling (800) 268-2160.  Following the call, a recorded playback will be available through the end of the day on February 17, 2011.  To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers).  The conference call ID for the playback is 21506894.  The conference call and playback can also be accessed, through February 28, 2011, on Arkansas Best’s Web site at arkbest.com.

Company Description

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America.  More information is available at arkbest.com and abf.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this press release that are not based on historical facts are “forward-looking statements.”  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements.  Such statements are by their nature subject to uncertainties and risk including, but not limited to, recessionary economic conditions; competitive initiatives, pricing pressures and effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, the impact of any limitations on our customers’ access to adequate financial resources; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; relationships with employees, including unions; union and non-union employee wages and benefits, including changes in required contributions to multiemployer pension plans; governmental regulations and policies; future climate change legislation; costs of continuing investments in technology; the timing and amount of capital expenditures; the cost, integration and performance of any future acquisitions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	Note
	($ thousands, except share and per share data)

OPERATING REVENUES	$441,096	$371,631	$1,657,864	$1,472,901

OPERATING EXPENSES AND COSTS(1)	447,790	472,201	1,712,409	1,641,607

OPERATING LOSS	(6,694)	(100,570)	(54,545)	(168,706)

OTHER INCOME (EXPENSE)
Interest and dividend income	274	454	1,194	2,853
Interest expense and other related financing costs	(999)	(1,348)	(2,852)	(2,389)
Other, net	848	379	2,406	2,724
	123	(515)	748	3,188

LOSS BEFORE INCOME TAXES	(6,571)	(101,085)	(53,797)	(165,518)

FEDERAL AND STATE INCOME TAXES(2)
Current provision (benefit)	1,281	(7,540)	(9,919)	(33,054)
Deferred benefit	(4,735)	(4,873)	(11,457)	(4,942)
	(3,454)	(12,413)	(21,376)	(37,996)

NET LOSS	(3,117)	(88,672)	(32,421)	(127,522)

LESS: NONCONTROLLING INTEREST IN NET INCOME (LOSS) OF SUBSIDIARY	(8)	44	272	367

NET LOSS ATTRIBUTABLE TO ARKANSAS BEST CORPORATION	$(3,109)	(88,716)	(32,693)	(127,889)

LOSS PER SHARE
Basic	$(0.12)	$(3.54)	$(1.30)	$(5.12)
Diluted	(0.12)	(3.54)	(1.30)	(5.12)

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,223,986	25,054,389	25,187,723	25,052,303
Diluted	25,223,986	25,054,389	25,187,723	25,052,303

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.15	$0.12	$0.60

(1)         The three months and year ended December 31, 2009 include a $64.0 million goodwill impairment charge.

(2)         Effective tax benefit rates for the three months and year ended December 31, 2009 were impacted by the goodwill impairment charge which is not tax deductible.

Note:  The income statement for the year ended December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2010	2009
	(Unaudited)	Note
	($ thousands, except share data)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$102,578	$39,332
Short-term investment securities	39,288	93,861
Restricted cash equivalents and short-term investments	51,661	50,857
Accounts receivable, less allowances (2010 – $3,944; 2009 – $3,470)	145,426	115,459
Other accounts receivable, less allowances (2010 – $1,254; 2009 – $1,149)	8,157	6,749
Prepaid expenses	10,258	10,390
Deferred income taxes	32,681	39,035
Prepaid and refundable income taxes	3,958	24,726
Other	5,677	4,333
TOTAL CURRENT ASSETS	399,684	384,742

PROPERTY, PLANT AND EQUIPMENT
Land and structures	243,981	240,185
Revenue equipment	530,424	514,481
Service, office and other equipment	163,732	157,885
Leasehold improvements	21,890	21,839
	960,027	934,390
Less allowances for depreciation and amortization	552,781	505,538
	407,246	428,852

OTHER ASSETS	54,021	55,952

	$860,951	$869,546

Note: The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS — continued

	December 31	December 31
	2010	2009
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$13,023	$21,941
Accounts payable	62,134	59,386
Income taxes payable	196	826
Accrued expenses	144,543	150,799
Current portion of long-term debt	14,001	3,603
TOTAL CURRENT LIABILITIES	233,897	236,555

LONG-TERM DEBT, less current portion	42,657	13,373

PENSION AND POSTRETIREMENT LIABILITIES	65,421	67,445

OTHER LIABILITIES	19,827	20,254

DEFERRED INCOME TAXES	19,405	31,023

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2010: 26,934,847 shares; 2009: 26,749,265 shares	269	267
Additional paid-in capital	281,169	274,663
Retained earnings	292,129	327,948
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(36,053)	(44,212)
TOTAL STOCKHOLDERS’ EQUITY	479,744	500,896

	$860,951	$869,546

Note: The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31
	2010	2009
	(Unaudited)	Note
	($ thousands)
OPERATING ACTIVITIES
Net loss	$(32,421)	$(127,522)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,565	75,226
Other amortization	267	1,278
Goodwill impairment charge	—	63,958
Pension settlement expense	178	4,588
Share-based compensation expense	5,690	6,157
Provision for losses on accounts receivable	868	2,587
Deferred income tax benefit	(11,457)	(4,942)
Gain on sales of assets	(981)	(1,409)
Changes in operating assets and liabilities:
Receivables	(32,211)	(3,735)
Prepaid expenses	144	429
Other assets	(1,568)	790
Income taxes(1)	21,016	(7,251)
Accounts payable, accrued expenses and other liabilities	5,197	1,636
NET CASH PROVIDED BY OPERATING ACTIVITIES	26,287	11,790

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of capital leases(2)	(11,422)	(48,044)
Proceeds from asset sales	5,879	4,913
Purchases of short-term investment securities	(65,171)	(109,806)
Proceeds from sales of short-term investment securities	119,744	133,800
Business acquisition, net of cash acquired	—	(4,873)
Capitalization of internally developed software and other	(4,355)	(5,176)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	44,675	(29,186)

FINANCING ACTIVITIES
Payments on long-term debt	(8,077)	(1,433)
Proceeds from issuance of long-term debt	11,416	14,958
Net change in bank overdraft	(8,918)	6,752
Change in restricted cash equivalents and short-term investments	(804)	(48,558)
Deferred financing costs	(35)	(817)
Payment of common stock dividends	(3,126)	(15,523)
Proceeds from the exercise of stock options and other	1,828	469
NET CASH USED IN FINANCING ACTIVITIES	(7,716)	(44,152)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	63,246	(61,548)
Cash and cash equivalents at beginning of period	39,332	100,880
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$102,578	$39,332

(1)               2010 includes $30.8 million in net federal and state income tax refunds.

(2)               Non-cash acquisitions of revenue equipment (primarily road tractors and trailers used in ABF’s operations) through capital lease financing totaled $36.3 million for the year ended December 31, 2010.

Note: The cash flow statement for the year ended December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended				Year Ended
	December 31				December 31
	2010		2009		2010		2009
	(Unaudited)		(Unaudited)		(Unaudited)		Note
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)	$410,858		$347,738		$1,533,242		$1,384,419
Other revenues and eliminations	30,238		23,893		124,622		88,482
Total consolidated operating revenues	$441,096		$371,631		$1,657,864		$1,472,901

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$260,115	63.3%	$243,865	70.1%	$1,004,974	65.5%	$970,523	70.1%
Fuel, supplies and expenses	70,610	17.2	59,714	17.2	263,296	17.2	221,732	16.0
Operating taxes and licenses	11,101	2.7	10,657	3.1	43,539	2.8	42,314	3.1
Insurance	3,774	0.9	4,308	1.2	18,755	1.2	20,356	1.5
Communications and utilities	3,669	0.9	3,404	1.0	14,678	1.0	14,393	1.0
Depreciation and amortization	17,150	4.2	18,071	5.2	68,848	4.5	72,180	5.2
Rents and purchased transportation	49,215	12.0	39,007	11.2	169,986	11.1	136,826	9.9
Gain on sale of property and equipment	(840)	(0.2)	(197)	(0.1)	(1,338)	(0.1)	(1,412)	(0.1)
Pension settlement expense	—	—	4,430	1.3	178	—	4,588	0.4
Other	3,497	0.8	1,331	0.4	8,597	0.6	7,426	0.5
Goodwill impairment charge	—	—	63,958	18.4	—	—	63,958	4.6
	418,291	101.8%	448,548	129.0%	1,591,513	103.8%	1,552,884	112.2%

Other expenses and eliminations	29,499		23,653		120,896		88,723

Total consolidated operating expenses and costs	$447,790		$472,201		$1,712,409		$1,641,607

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$(7,433)		$(100,810)		$(58,271)		$(168,465)
Other income (loss) and eliminations	739		240		3,726		(241)
Total consolidated operating loss	$(6,694)		$(100,570)		$(54,545)		$(168,706)

(1)         Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

Note: The operating segment data and operating ratios for the year ended December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
	(Unaudited)
	($ thousands, except per share data)

ABF Freight System, Inc.

Operating Income (Loss)
Amounts on a GAAP basis	$(7,433)	$(100,810)	$(58,271)	$(168,465)
Goodwill impairment charge, pre-tax and after-tax are the same	—	63,958	—	63,958
Pension settlement expense, pre-tax	—	4,430	178	4,588
Non-GAAP amounts	$(7,433)	$(32,422)	$(58,093)	$(99,919)

Operating Ratio
Amounts on a GAAP basis	101.8%	129.0%	103.8%	112.2%
Goodwill impairment charge, pre-tax and after-tax are the same	—	18.4	—	4.6
Pension settlement expense, pre-tax	—	1.3	—	0.4
Non-GAAP amounts	101.8%	109.3%	103.8%	107.2%

Arkansas Best Corporation — Consolidated

Operating Income (Loss)
Amounts on a GAAP basis	$(6,694)	$(100,570)	$(54,545)	$(168,706)
Goodwill impairment charge, pre-tax and after-tax are the same	—	63,958	—	63,958
Pension settlement expense, pre-tax	—	4,430	178	4,588
Non-GAAP amounts	$(6,694)	$(32,182)	$(54,367)	$(100,160)

Net Income (Loss) Attributable to Arkansas Best Corporation
Amounts on a GAAP basis	$(3,109)	$(88,716)	$(32,693)	$(127,889)
Goodwill impairment charge, pre-tax and after-tax are the same	—	63,958	—	63,958
Pension settlement expense, after-tax	—	2,692	108	2,788
Non-GAAP amounts	$(3,109)	$(22,066)	$(32,585)	$(61,143)

Diluted Earnings (Loss) Per Share
Amounts on a GAAP basis	$(0.12)	$(3.54)	$(1.30)	$(5.12)
Goodwill impairment charge, pre-tax and after-tax are the same	—	2.55	—	2.55
Pension settlement expense, after-tax	—	0.11	—	0.11
Non-GAAP amounts	$(0.12)	$(0.88)	$(1.30)	$(2.46)

Non-GAAP Financial Measures. The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends.  Certain information discussed in the scheduled conference call could be considered non-GAAP measures.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results.

ABF FREIGHT SYSTEM, INC.

OPERATING STATISTICS

	Three Months Ended December 31			Year Ended December 31
	2010	2009	% Change	2010	2009	% Change
	(Unaudited)
Workdays	61.5	61.5		252.0	251.5

Billed Revenue (1) / CWT	$24.15	$23.58	2.4%	$23.68	$23.81	(0.5)%

Billed Revenue (1) / Shipment	$352.44	$322.62	9.2%	$339.13	$314.83	7.7%

Shipments	1,155,726	1,073,794	7.6%	4,522,325	4,396,293	2.9%

Shipments / Day	18,792	17,460	7.6%	17,946	17,480	2.7%

Tonnage (tons)	843,266	734,608	14.8%	3,237,776	2,907,163	11.4%

Tons/Day	13,712	11,945	14.8%	12,848	11,559	11.2%

(1)         Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:           Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications

Telephone: (479) 785-6200

END OF RELEASE